Contact:

Emma Jo Kauffman

(615) 855-5525

DOLLAR GENERAL REPORTS INCREASED APRIL SALES;

OPENS 59 NEW STORES;

ANNOUNCES FIRST QUARTER CONFERENCE CALL AND WEB CAST OF ANNUAL MEETING OF SHAREHOLDERS

GOODLETTSVILLE, Tenn. – May 6, 2004 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the April four-week period ended April 30, 2004, equaled $541.1 million compared with $490.3 million last year, an increase of 10.4 percent. Same-store sales for the April period increased 2.1 percent compared with a 5.9 percent increase in the prior year April period.  The average customer purchase in April was approximately $8.34 compared to $8.35 in the same period last year.  Customer transactions in same-stores increased approximately 2.8 percent.

April sales by major merchandise category are as follows:

	FY 2004	FY 2003	Est. Same-Store
	Percent of Sales	Percent of Sales	Sales Change
Highly Consumable	63%	62%	+4%
Seasonal	16%	17%	-2%
Home Products	12%	12%	+1%
Basic Clothing	9%	9%	-1%

For the thirteen-week period ended April 30, 2004, Dollar General total retail sales increased 11.4 percent to $1.7 billion from $1.6 billion for the thirteen-week period ended May 2, 2003.  Same-store sales for the thirteen-week period increased 3.0 percent.

New Store Openings

The Company opened 59 stores in 19 states during the four-week period ended April 30, 2004. The 59 newest store locations include 10 in Texas; five each in Alabama, Georgia, Louisiana and South Carolina; four each in North Carolina and Wisconsin; three each in Florida, Mississippi and Tennessee; two each in Missouri, New York and Ohio; and one each in Indiana, Iowa, Kansas, Maryland, Pennsylvania and West Virginia. The Company closed three stores during the period.  Year-to-date, the Company has opened 244 stores and closed 14.

Earnings Conference Call Information

Dollar General is scheduled to announce earnings for the first quarter ended April 30, 2004, on Thursday, May 27, 2004.  The Company will host a conference call on Thursday, May 27, 2004, at 10 a.m. EDT to discuss the quarter’s results.  The security code for the conference call is “Dollar General.”  If you wish to participate, please call (334) 260-2280 at least 10 minutes before the conference call is scheduled to begin.  The call will also be broadcast live online at www.dollargeneral.com. A replay of the conference call will be available until 5 p.m. EDT on Thursday, June 10, online or by calling (334) 323-7226.  The access code for the replay is 40954 and the pass code is 86362.

Annual Meeting of Shareholders Web cast Information

Dollar General also plans to Web cast its Annual Meeting of Shareholders on Tuesday, May 25, 2004, at 10:00 a.m. CDT/11:00 a.m. EDT.  The Web cast will be available live on Dollar General’s Web site at www.dollargeneral.com by clicking on the home page spotlight item with a replay available until 5:00 p.m. EDT on June 10, 2004.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 6,930 neighborhood stores as of April 30, 2004.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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